Exhibit 4.24

Power of Attorney

Authorizing Party: Xiaofeng Ma

Personal ID #:

Address:

Authorized Party: ATA Testing Authority (Beijing) Limited

Address: Beijing, China

Telephone:

Facsimile:

I, Xiaofeng Ma, a PRC citizen, hereby irrevocably authorize ATA Testing Authority (Beijing) Limited (hereinafter, “ATA Testing”) to exercise the following rights during the term of this Power of Attorney:

Authorizing ATA Testing or any eligible PRC citizens designated by ATA Testing (hereinafter, the “Designees”, and ATA Testing and the Designees are collectively referred to as the “Authorized Party”) thereby to act as my sole and exclusive agent who has full power to represent myself in connection with the following:

Exercising any and all of my voting rights in the capacity of a shareholder of ATA Intelligent Learning (Beijing) Technology Limited (hereinafter “ATA Intelligent Learning”) and such other shareholder’s rights, including but not limited to, appointing and electing, in the capacity of my authorized representative, directors, general manager and other executives of ATA Intelligent Learning in ATA Intelligent Learning’s shareholders’ meetings.

The Authorized Party has the right to, within the scope of authorization specified herein, execute on my behalf any transfer documents necessary for the performance of obligations under the Equity Interest Pledge Agreement and the Call Option and Cooperation Agreement, which will be executed on the same day as this Power of Attorney.

The Authorized Party has the right to join the liquidation committee and participate in liquidation matters on my behalf in the case of liquidation of ATA Intelligent Learning. I hereby acknowledge, ratify and approve any actions to be taken and documents to be executed by the Authorized Party during the liquidation of ATA Intelligent Learning.

Any actions to be taken by and any documents to be executed by the Authorized Party in connection with ATA Intelligent Learning shall be considered taken/executed by myself. I hereby acknowledge, ratify and approve any actions to be taken and documents to be executed by the Authorized Party.

The abovementioned authorization and designation shall be subject to the following conditions: the Designees are PRC citizens and are employees of ATA Testing, and the controlling shareholders of ATA Testing consent to such authorization and designation. Promptly upon the occurrence that any Designees no longer hold any positions in ATA Testing or ATA Testing issues written notice to replace any Designees, I will immediately withdraw the authorization and designation granted to the Designees herein and will authorize and/or designate other employees that are PRC citizens designated by ATA Testing to exercise my aforesaid shareholder’s voting rights in ATA Intelligent Learning’s shareholders’ meetings.

The Authorized Party shall perform its fiduciary obligations in a prudent and diligent manner in accordance with law and within the scope of authorization, and shall hold the Authorizing Party free from any and all losses/damages arising out of such authorization and/or designation, except for the losses/damages caused by willful misconduct or gross negligence of the Authorized Party, in which case the Authorized Party shall bear all legal and economic liabilities to the Authorizing Party and ATA Intelligent Learning.

The Authorizing Party hereby agrees that the duration of this Power of Attorney shall be the same as that set forth in the Equity Interest Pledge Agreement and the Call Option and Cooperation Agreement, which will be executed on the same day as this Power of Attorney. The duration of this Power of Attorney shall be postponed accordingly in case the duration of Equity Interest Pledge Agreement and the Call Option and Cooperation Agreement is postponed.

Authorizing Party (signature): Xiaofeng Ma
March 15, 2018